UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):          February 18, 2011

LOTUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32581	20-0507918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 Cheng Zhuang Road, Feng Tai District Beijing, People’s Republic of China	100071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	86-10-63899868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 18, 2011, the board of directors of Lotus Pharmaceuticals, Inc. (the “Company”) adopted an amendment to the Company’s Bylaws. Pursuant to the amendment, Section 5 of Article VI of the Company’s Bylaws was amended and restated in its entirety to read as follows:

“Section 5. The stock transfer book may not be closed for any purpose. The Board of Directors may fix in advance a date as the record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive a distribution by the corporation (other than a distribution involving a purchase or redemption by the corporation of any of its own shares) or a share dividend, or in order to make a determination of shareholders for any other proper purpose, such date in any case to be not more than sixty (60) days, and, in the case of a meeting of shareholders, not less than ten (10) days, prior to the date on which the particular action requiring such determination of shareholders is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive a distribution (other than a distribution involving a purchase or redemption by the corporation of any of its own shares) or a share dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such distribution or share dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof.”

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Amendment to Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTUS PHARMACEUTICALS, INC.

Date: February 23, 2011	By: /s/ Liu Zhongyi Name: Liu Zhongyi Title: Chairman and Chief Executive Officer